Exhibit 8.1

                              CONSULTING AGREEMENT


This agreement is made and entered into as of June 30, 2003, by and between Park City Group, Inc., a Nevada corporation ("PCG"), and Ed Elenson ("Consultant").

                                     RECITAL

Consultant desires to perform, and PCG desires to have consultant perform services as an independent contractor to PCG.

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1. Services. From time to time during the Period of Consultancy (as defined in Section 3 below), PCG may request Consultant to provide certain services to PCG. It is expressly understood, however, that PCG has no obligation to request Consultant to perform such services, and that if such a request is made by PCG, consultant has no obligation to agree to perform such services. PCG's request will specify the services to be performed and the specific results to be achieved (the "Services") by use of the form attached hereto as Exhibit A (the "Project Description"). Upon agreement between Consultant and PCG to the Services and compensation terms of the Project Description, Consultant will perform the services as specified therein.

2. Payment for Services. As compensation for the performance of the Services, PCG will pay Consultant the consulting fee stated in the Project Description, up to the maximum amount stated therein. Consultant shall not be required to incur any expenses in performing the Services. PCG agrees to pay each such invoice no later than five (5) days after its receipt.

3. Period of Consultancy. The "Period of Consultancy" shall commence on the date hereof and shall, unless terminated pursuant to Section 13, terminate six (6) months thereafter. Consultant agrees to perform the Services in a workman-like manner during the Period of Consultancy.

4. Relationship of Parties. It is understood and agreed that Consultant is an independent contractor and that Consultant shall perform the services under the general direction of PCG as to the result of such activity, but that Consultant shall determine, in Consultant's sole discretion, the manner and means by which the services are accomplished, subject to the express condition that consultant shall at all times comply with applicable law. PCG expressly acknowledges that it has no right or authority to control the manner or means by which the Services are accomplished. It is also expressly understood that Consultant is not an agent or an employee of and has no authority whatsoever to bind PCG by contract or otherwise.

5. Obligations of Consultant Consultant shall indemnify PCG and hold it harmless from and against all claims, damages, losses and expenses including reasonable fees of attorneys and other professionals arising out of or related to any negligent act or omission or willful conduct of Consultant and which are attributable to (a) any bodily injury, sickness, disease or death, (b) any injury or destruction to tangible or intangible property (including computer programs and data) or any loss of use resulting therefrom, or (c) any violation of any statute, ordinance, or regulation. However, notwithstanding the foregoing consultant's obligations to indemnify and hold harmless PCG shall be limited as follows: (a)consultant shall not be liable for a total amount in excess of the Maximum Consulting Fee listed in the Project Description, and (b) consultant shall not have any obligation to indemnify or hold harmless PCG to the extent such claims, damages, losses or expenses result from negligent acts or omissions of PCG or any of its employees, officers, agents or independent contractors other than Consultant.

6. Pre-existing Obligations. Consultant represent and warrants that consultant is not under any pre-existing obligation or obligations inconsistent with the provisions of this Agreement.

7. Confidential Information Consultant acknowledges that Consultant may acquire information and materials from PCG and knowledge about the business, products, programming techniques, experimental work, customers, clients and suppliers of PCG and that all such knowledge, information and materials acquired or developed, and the terms and conditions of this Agreement, are and shall be the trade secrets and confidential and proprietary information of PCG (collectively "Confidential Information"). Confidential Information shall not include, however, any information which is or becomes part of the public domain through no fault of consultant. Consultant agrees to hold such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Services, and not to allow any unauthorized person access to it, either before or after termination of this Agreement, without the prior written consent of PCG. Consultant further agrees to take all action reasonably necessary to PCG to protect the confidentiality of the Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information.

8. Termination. Either party may terminate this Agreement in the event of a breach by the other party of any of the covenants contained herein if such breach continues uncured for a period of ten (10) days after written notice of such breach.

9. Effect of Termination. Upon the expiration or termination of this Agreement for any reason, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that (i) expiration or any termination of this Agreement shall not relieve Consultant of Consultant's obligations under Sections 5 and 7 thereof, (ii) expiration or any termination of this Agreement shall not relieve Consultant of Consultant's obligations under Section 5 hereof for a period of one hundred eighty (180) days following such expiration or termination, and
(iii) nor shall any such expiration or termination relieve Consultant or PCG from any liability arising from any breach of this Agreement. Upon any such expiration or termination, Consultant shall promptly notify PCG of all confidential Information in Consultant's possession and, at the expense of Consultant and in accordance with PCG's instructions, shall deliver or cause to be delivered to PCG all such Confidential Information.

10. Assignment. The rights, obligations and duties of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that either party hereto may not assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other. Any attempted assignment or delegation without such consent shall be void.

11. Legal and Equitable Remedies. Because the Services are personal and unique and because Consultant may have access to and become acquainted with the Confidential Information of PCG, PCG shall have the right to enforce this Agreement and any of its provisions by injunction specific performance or other equitable relief without prejudice to any other rights and remedies that PCG may have for a breach of this Agreement.

12. Force Majeure. Neither party hereto will be liable to the other for any failure or delay in limitation, Acts of God, accident, death, injury or illness, acts omissions and defaults of the third performance hereunder due to circumstances beyond its reasonable control including, without parties and official, governmental and judicial action not the fault of the party failing or delaying in performance.

13. Attorney's Fees If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses in addition to any other relief to which such prevailing party be entitled.

14. Complete Understanding; Modification. This Agreement constitutes the full and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the parties hereto.

15. Notices. Any notices required or permitted hereunder shall be sent by certified or registered mail to the address specified below or at such other address as the party shall specify in writing. Such notice shall be effective upon the mailing thereof as herein described.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

PARK CITY GROUP, Inc.                                   CONSULTANT: ED ELENSON



/s/ Randall K. Fields,                                  /s/ Ed Elenson,
------------------------                               -------------------------
President and CEO                                       Consultant

                                    EXHIBIT A

                               Project Description

         This Project Description is issued under and subject to all of the terms and conditions of the consulting Agreement dated as of the June 30, 2003 by and between Park City Group, Inc. ("PCG") and Ed Elenson ("Consultant").

1. Services to be performed and results to be achieved

         Marketing of, and advice and counsel with respect to, marketing software of PCG in the Florida area, said marketing to be approved by PCG.

2. Monthly Rate: 100,000 shares of PCG Stock

3. Consulting Fee: 600,000 shares of PCG common stock due and payable upon execution in accordance with the terms of the Settlement Agreement to which this Consulting Agreement is attached as an exhibit.

5. Start Date: August 1, 2003

6. Completion Date February 28, 2004



AGREED AS OF 6/30/2003

PARK CITY GROUP, Inc.                                 CONSULTANT: ED ELENSON



/s/ Randall K. Fields,                                /s/ Ed Elenson,
-------------------------                            ---------------------------
President and CEO                                     Consultant